SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

Name: SCUDDER RREEF REIT FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            875 North Michigan Avenue
                             Chicago, Illinois 60611


Telephone Number (including area code): 888-897-8480

Name and address of agent for service of process:

                               Bruce A. Rosenblum
                            Deutsche Asset Management
                                One South Street
                                   BAL01-1806
                            Baltimore, Maryland 21202

                                    Copy to:

                             Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]  No[ ]



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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and the State of Maryland on the 6th day of August, 2002.

                                        SCUDDER RREEF REIT FUND, INC.

                                        By: /s/ Richard T. Hale
                                            ------------------------------
                                            Name:  Richard T. Hale
                                            Title:  President


ATTEST:

By: /s/ Gary French
    ------------------------------
    Name:  Gary French
    Title: Treasurer